UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person*

     SOFTBANK America Inc.(1)
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

     300 Delaware Avenue, Suite 900
--------------------------------------------------------------------------------
                                    (Street)

     Wilmington                       DE                 19801
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


--------------------------------------------------------------------------------
2.   Issuer Name and Ticker or Trading Symbol

     Yahoo! Inc. (YHOO)

--------------------------------------------------------------------------------
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



--------------------------------------------------------------------------------
4.   Statement for Month/Year

     February 1999

--------------------------------------------------------------------------------
5.   If Amendment, Date of Original (Month/Year)


--------------------------------------------------------------------------------
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [X]  Other (specify below)
--------------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check Applicable Line)

     [_]  Form filed by one Reporting Person
     [X]  Form filed by More than One Reporting Person
--------------------------------------------------------------------------------

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                     (A)           of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount        or   Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                    (D)           and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S               4,600        D    156
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Common Stock                          2/16/99         S                 900        D    155.875
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S               9,200        D    155.5
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Common Stock                          2/16/99         S               1,300        D    155.25
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S                 300        D    155.125
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Common Stock                          2/16/99         S              20,200        D    155
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Common Stock                          2/16/99         S               1,100        D    154.875
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S               1,000        D    154.8125
------------------------------------------------------------------------------------------------------------------------------------


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
Common Stock                          2/16/99        S               6,400         D    154.75
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S                 400         D    154.6875
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S               6,000         D    154.625
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S              14,200         D    154.5
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S               1,000         D    154.375
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S                 100         D    154.3125
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S               5,100         D    154.25
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S               2,800         D    154.1875
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S               2,900         D    154.1563
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S               1,700         D    154.125
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S               2,800         D    154.0625
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S              14,300         D    154
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S               1,900         D    153.8125
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S               5,200         D    153.75
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S               1,000         D    153.6563
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S               3,000         D    153.625
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S              10,300         D    153.5
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S                 500         D    153.375
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S               2,000         D    153.3125
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S               8,500         D    153.25
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S               2,700         D    153.2188
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S                 300         D    153.1875
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S               5,000         D    153.125
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S                 600         D    153.0313
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S              21,300         D    153
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S                 300         D    152.9375
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S               1,000         D    152.875
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S               1,600         D    152.75
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S                 700         D    152.6875
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S               2,600         D    152.625
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S               4,600         D    152.5
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S                 800         D    152.375
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S               2,200         D    152.25
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S                 200         D    152.1875
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S               1,500         D    152.125
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S               4,000         D    152.0625
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S              11,600         D    152
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S               1,700         D    151.75
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S               1,000         D    151.625
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S                 500         D    151.5625
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S               3,800         D    151.5
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S               1,000         D    151.0156
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S                 300         D    150.5
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S                 400         D    150.4375
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S               1,600         D    150.375
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S               1,600         D    150.25
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S               1,000         D    150.0625
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S               3,500         D    150
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S               2,000         D    149.25
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S               2,100         D    149.125
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S              10,977         D    149
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S                 900         D    148.875
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S               2,800         D    148.8125
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S               2,000         D    148.75
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S                 200         D    148.625
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S               1,000         D    148.5625
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S               4,600         D    148.5
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S                 200         D    148.4375
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S               2,200         D    148.375
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S               2,800         D    148.25
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S               2,800         D    148.125
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S               3,900         D    148.0625
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S                 900         D    148
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S               1,000         D    147.9375
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S               3,100         D    147.75
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S               1,900         D    147.5625
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S               1,300         D    147.5
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S                 100         D    147.4375
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S               5,200         D    147.25
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S               3,200         D    147.125
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S               2,100         D    147.0625
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S               9.900         D    147
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S                 400         D    146.9375
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S                 900         D    146.875
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S               1,000         D    146.75
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S                 400         D    146.625
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S               6,000         D    146.5
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S                 300         D    146.4688
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S               2,100         D    146.4375
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S               2,700         D    146.25
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S                 100         D    146
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S                 500         D    145.875
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S                 700         D    145.75
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99        S                 700         D    145.625
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S                 500        D    145.5
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S                 500        D    145.4375
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S                 300        D    145.375
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S                 900        D    145.3125
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S               3,600        D    145.25
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S                 300        D    145.1875
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              22,340        D    145.125
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S               8,500        D    145.0625
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              51,930        D    145
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S                 600        D    144.975
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S               1,800        D    144.9375
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S               4,800        D    144.875
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              11,400        D    144.8125
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              13,000        D    144.75
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S               1,100        D    144.7188
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              17,400        D    144.6875
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S                 300        D    144.6406
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S               4,300        D    144.625
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S                 200        D    144.5938
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S               6,100        D    144.5625
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S               8,300        D    144.5
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S               3,900        D    144.4375
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              14,100        D    144.375
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S               3,800        D    144.3125
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S               1,800        D    144.2656
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              16,100        D    144.25
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S               2,500        D    144.1875
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              33,700        D    144.125
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S                200         D    144.0938
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S             11,900         D    144.0625
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S             42,161         D    144
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              5,100         D    143.9375
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              1,700         D    143.875
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              3,000         D    143.8438
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              1,100         D    143.8125
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              3,600         D    143.75
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              2,400         D    143.6875
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S                 67         D    143.6563
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S                200         D    143.6406
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              5,400         D    143.625
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S                300         D    143.5625
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S                500         D    143.5156
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              7,300         D    143.5
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              1,000         D    143.4844
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              1,100         D    143.4688
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S                500         D    143.375
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S                900         D    143.3125
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              4,500         D    143.25
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S                300         D    143.1875
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              2,700         D    143.125
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              6,200         D    143
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              1,000         D    142.9375
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              2,300         D    142.8125
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              6,515         D    142.75
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              5,800         D    142.625
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S                400         D    142.5625
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              6,100         D    142.5
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S                400         D    142.4375
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S                400         D    142.3125
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              1,000         D    142.25
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              2,000         D    142
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S                300         D    141.875
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              1,500         D    141.75
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S                100         D    141.6875
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              1,500         D    141.625
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              1,300         D    141.5625
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              3,700         D    141.5
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S                700         D    141.3125
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S                100         D    141.25
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              1,100         D    141.125
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              1,300         D    141.0938
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              8,400         D    141
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              2,300         D    140.875
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S                200         D    140.8438
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S                200         D    140.8125
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              9,420         D    140.75
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              1,016         D    140.6875
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              6,500         D    140.625
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              3,900         D    140.5625
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              2,100         D    140.5325
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S             14,200         D    140.5
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S                700         D    140.4375
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              5,200         D    140.375
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              1,000         D    140.3125
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S                300         D    140.2813
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              6,400         D    140.25
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S                700         D    140.1875
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S             29,450         D    140.125
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              1,000         D    140.0938
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              5,400         D    140.0625
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S             18,500         D    140
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S                100         D    139.9375
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              4,000         D    139.875
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              1,000         D    139.8125
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              1,100         D    139.75
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S                100         D    139.625
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              1,500         D    139.5625
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              8,800         D    139.5
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              1,000         D    139.4375
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              4,600         D    139.375
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              1,700         D    139.3125
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S             12,701         D    139.25
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S                800         D    139.2188
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S                100         D    139.2031
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              1,700         D    139.1875
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              7,800         D    139.125
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S                800         D    139.0938
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              4,400         D    139.0625
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S                700         D    139.0156
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S             32,659         D    139
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              2,300         D    138.9375
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S                900         D    138.875
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              4,500         D    138.75
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              1,000         D    138.6875
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              3,600         D    138.625
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S                500         D    138.5625
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              6,900         D    138.5
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              3,500         D    138.4375
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              9,595         D    138.375
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S                900         D    138.3281
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              2,000         D    138.3125
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              6,500         D    138.25
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              1,400         D    138.125
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              2,000         D    138.0625
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S             32,236         D    138
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              3,400         D    137.9688
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              5,700         D    137.9375
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S             22,500         D    137.75
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S                900         D    137.625
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S                100         D    137.5625
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              7,225         D    137.5
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              6,300         D    137.4375
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S             13,500         D    137.375
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              2,200         D    137.3125
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S                400         D    137.2656
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S             28,100         D    137.25
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S             10,200         D    137.1875
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S                200         D    137.1563
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S             15,570         D    137.125
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              4,200         D    137.0625
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S                200         D    137.0313
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S                500         D    137.0156
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S            128,500         D    137
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              1,200         D    136.9375
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              8,100         D    136.875
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S                400         D    136.8438
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              2,600         D    136.8125
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              1,000         D    136.7813
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S             17,327         D    136.75
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              2,300         D    136.6875
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S             11,400         D    136.625
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              6,400         D    136.5625
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S             24,900         D    136.5
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S                500         D    136.3906
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              3,900         D    136.375
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S                800         D    136.3125
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              2,500         D    136.25
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S                600         D    136.125
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S              6,200         D    136
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          2/16/99         S          1,717,111         D    134        56,265,128(2)  D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                           19,716(2)  I       (3)
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

                                                                          (Over)
                                                                 SEC 1474 (7-97)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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
Warrant             $0.155                  V                11/6/97  9/30/07  Common    3,016(2)         3,016      I       (3)
                                                                               Stock
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
Explanation of Responses:

(1) SOFTBANK America Inc. ("SBA") is a wholly owned subsidiary of SOFTBANK Holdings Inc. ("SBH"), whose address is 10 Langley Road, Suite 403, Newton, MA 02159. SBH is a wholly-owned subsidiary of SOFTBANK. Corp. ("SBC"), whose address is 24-1 Nihonbashi-Hakozakicho Chuo-ku, Tokyo 103 Japan. Masayoshi Son is the President and Chief Executive Officer of SBC and owns an approximately 43.3% interest in SBC. Accordingly, securities owned by SBA may be regarded as being beneficially owned by SBH; securities owned by SBH may be regarded as being beneficially owned by SBC, and securities owned by SBC may be regarded as being beneficially owned by Mr. Son.

(2) Restated to reflect a 2-for-1 stock split effective February 5, 1999 pursuant to which SBA acquired 29,632,564 additional shares directly and SBC acquired indirectly 9,858 shares and warrants to purchase 1,508 shares.

(3) SBC has a pecuniary interest in 19,716 of the shares and 3,016 of the warrants held by SOFTBANK Ventures Inc. as operating principal under a "silent partnership agreement" (a tokumei kumiai keiyaku) under Japanese law.

                                   SOFTBANK AMERICA INC.

                                   /s/ Stephen A. Grant, Assistant Secretary
                                   ---------------------------------------------
                                   **Signature of Reporting Person

                                   Date March 10, 1999
                                       -----------------------------------------

                                   SOFTBANK HOLDINGS INC.

                                   /s/ Stephen A. Grant, Secretary
                                   ---------------------------------------------
                                   **Signature of Reporting Person

                                   Date March 10, 1999
                                       -----------------------------------------

                                   SOFTBANK CORP.

                                   /s/ Stephen A. Grant, Attorney-in-fact
                                   ---------------------------------------------
                                   **Signature of Reporting Person

                                   Date March 10, 1999
                                       -----------------------------------------

                                   MASAYOSHI SON

                                   /s/ Stephen A. Grant, Attorney-in-fact
                                   ---------------------------------------------
                                   **Signature of Reporting Person

                                   Date March 10, 1999
                                       -----------------------------------------

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.